Exhibit 99.(c)(3)

Neptune Presentation to the Special Committee October 10, 2006 Confidential Presentation to:

Agenda Preliminary Review of Offer Process Overview Next Steps Valuation Considerations 1

Executive Summary Executive Summary Proposal received from Venus to acquire all outstanding public shares of Neptune (the “Offer”) Letter proposed negotiated merger, not tender offer, and offered $16 in cash per Neptune share Process of evaluating the Offer initiated by Neptune with formation of Independent Special Committee Financial and legal advisors engaged Establishing a thorough and thoughtful process for considering the Offer is of utmost importance Appropriate next steps for Special Committee include: Setting timeline for due diligence process; and Scheduling next meeting(s) of Special Committee Review of diligence results and preliminary valuation analysis Discussion of negotiating strategy and tactics for response (if any) to Venus Lehman Brothers is pleased to assist Neptune’s Special Committee in evaluating Venus’s offer Lehman Brothers remains independent and has no conflicts of interest associated with respect to this transaction 2

Preliminary Review of Offer

Key Terms Summary of Venus Offer Summary Terms Offer Premiums Description Consideration Transaction Value Preliminary Review of Offer Incl. Cash Excl. Cash Non-binding offer by Venus to acquire 15 million shares (1) it does not already own representing 41% of total outstanding common stock of Neptune “Confirmatory due diligence” required $16 per share in cash No comment on financing Aggregate consideration offered of $239 million, implying an equity value of $585 million and firm value of $408 million (excluding $178 million of Neptune’s cash) Negotiated merger (no tender) Proxy filing in compliance with Rule 13e-3 “Customary conditions” Approval by Special Committee and majority of all outstanding shares needed (vs. majority of minority) Offer Price: Premium To: 1 Day Prior 30 Day Avg. 60 Day Avg. 90 Day Avg. 180 Day Avg. 1 Year Avg. 52 Week High 52 Week Low 5 Year High 5 Year Low $16.00 / Share $11.12 / Share 10% 10% 10% 15% 17% 18% 3% 42% (23%) 300% 15% 15% 16% 24% 26% 28% 5% 74% (30%) NM 1. Assumes 14.1 mm basic shares outstanding and 0.9 mm options (treasury method) with average exercise price of $10.69. $14.57 $14.59 $14.51 $13.87 $13.73 $13.55 $15.50 $11.26 $20.86 $4.00 3

Investor Reaction and Activity Post Announcement Stock Performance of Neptune Common Stock  Source: Bloomberg. Neptune stock immediately traded through the offer price indicating market expectation of an increase in Venus’s offer Observations Stock traded as high as $16.99, closing at $16.91 on ~20x its average daily volume (~2.4 mm shares or ~17% of float) Research analyst comments may provide insight into the market’s view: “Option value of patent lawsuits / settlements could bump up takeover price, depending on how much value current shareholders / Venus place on Neptune’s potential returns...We think Neptune could be worth $17.50+” – Stifel Nicolaus – 10/9/2006 Small float and concurrent announcement of Cablevision transaction may lead to reduced level of arbitrage activity Preliminary Review of Offer Volume (000s) Offer Price: $16.00 Total Volume (10/9): ~2.4 mm Total Volume (10/10 as of 11AM): ~83k Avg. 30-Day Volume: ~110k 3:30 PM 12:00 PM 2:00 PM 4:00 PM 10/6/06 10/9/06 9:30 AM 10/9/06 11:00 AM 10/10/06 4 $14.50 $15.00 $15.50 $16.00 $16.50 $17.00 Price 0 20 40 60 80

Process Overview

Overview of Transaction Process Process Overview Valuation and Tactical Assessment: Negotiate Take no action Thorough Due Diligence Venus Withdraws Offer Venus Announces Tender Offer Execute Merger Agreement (or Tender Offer) Agree on Price Shareholder Vote Negotiation Prepare / Organize Special Committee Rejects Venus Offer Venus Increases Offer Disagree on Price Proxy Statement 3-4 Months Fairness Opinion Inadequacy Opinion 5

Key Stages of the Transaction Process Overview Venus Perspective Special Committee Perspective Key Stages Take no action or respond to original transaction proposal through in-person presentation Wait for response Actions will be scrutinized under Entire Fairness standard unless Venus makes offer directly to shareholders through non-coercive tender offer Make required public disclosures Iterative negotiation process Complete extensive due diligence Complete full valuation analysis based on results of due diligence Independent committee of the Board created Special Committee’s fiduciary duties include: Act with care and on an informed basis Act in good faith to protect shareholder interests without self interest Exercise business judgment Abide by Entire Fairness standard Need to ensure substantive and procedural fairness “Listen-only” mode until completion of diligence Likely to try and negotiate deal in “good faith” to secure positive recommendation Iterative negotiation; tactics may include: Walking away Privately or publicly increasing the offer price Going directly to shareholders Venus has requested confirmatory due diligence before finalizing offer Likely will wait until Special Committee completes due diligence before re-engaging May use down time to promote its offer Proposal made to Neptune Board, not directly to shareholders Board “approval” unnecessary and Venus can ultimately choose to go directly to shareholders Potential for Venus’s financial advisers to make a presentation to Special Committee’s financial advisers detailing its offer Transaction Proposal Due Diligence Negotiation 6

Process Considerations Process Overview Power to “just say no” The Special Committee must replicate arms length negotiations with the acquiror Ability to reject or not recommend an acquiror’s offer Power to “Shop” the transaction Venus has indicated it is not a seller – not a change of control transaction “Market test” is unnecessary when a majority shareholder controls the company and may be unwilling to relinquish the stake; traditional Revlon duties would apply absent these facts Lessens ability to consider private market valuations, notwithstanding potential disparity of public and private market values Instead, greater focus on appropriate premium to public trading values Impact of any potential third party offer will need to be considered however Legal Framework Powers of the Special Committee Without exception, going private transactions are subject to judicial scrutiny as a result of shareholder strike suits Delaware courts apply the Entire Fairness doctrine when reviewing going private merger transactions Appropriately functioning Special Committee shifts the legal burden of proving Entire Fairness from the Board to the challenging shareholders Consists of independent directors who have no material interest in the transaction Direct access to independent financial and legal advisors Sufficiently informed with all relevant facts 7

Illustrative Transaction Timeline – Insight Take-Private June 3: Buyout Group phones SC and reaffirms its bid of $10.70 per share saying it will not increase its offer March 2005 “Organization” June / July 2005 “Negotiation” April 2005 “Diligence” Mar 6: Insight Communications (“Insight”) co-founders and Carlyle Group (together the “Buyout Group”) offer $10.70 per share to acquire the public shares of Insight Insight issues press release stating that a Special Committee (“SC”) would be formed Mar 7 - 8: SC holds several meetings to organize and create a process to review Buyout Group’s proposal Mar 9 - 16: SC hires legal counsel and financial advisors and issues a press release Mar 17 – Early April: Legal and financial advisors conduct extensive legal and financial due diligence providing periodic updates to SC SC requests management prepare financial projections for Insight April 27: Buyout Group along with its advisors presents its proposal to SC and its legal and financial advisors May 11: SC financial advisor presents their views on valuation to Buyout Group’s advisors and then communicates, on behalf of the SC, the desire for Buyout Group to increase its offer by $3.00 per share June 15 – July 27: After several rounds of negotiations regarding the offer price and merger agreement terms, SC and Buyout Group agree to $11.75 per share and other terms including inclusion of the majority of minority provision July 28: SC approves transaction and financial advisors deliver fairness opinion July 29: Following execution of merger agreement Insight issues a press release announcing the transaction Shareholders approve transaction on December 16th Proxy statement on November 17th December 2005 “Close” Process Overview April 13: Management presents financial projections to SC’s financial advisors May 4: SC meets with financial advisors regarding results of diligence and valuation analysis SC determines to seek higher price and other terms including a majority of minority stockholder approval requirement for the merger 8

Illustrative Transaction Timeline – Cox Take-Private Oct 4: SC sends a letter to CEI that $32 per share is not an acceptable price for public shareholders and that another meeting of financial advisors should occur August 2001 “Organization” October 2001 “Negotiation” September 2001 “Diligence” Aug 1: Cox Enterprises’ (“CEI”) BOD offers $32 per share to acquire the remaining shares it did not already own of Cox Communications (“Cox”) CEI sends a letter to the Cox board that a Special Committee (“SC”) of Independent Cox directors would be formed to respond to the proposal Aug 2 - 5: SC holds several meetings to organize and create a process to review CEI’s proposal Aug 6 - 17: SC hires legal counsel and financial advisors and issues a press release Aug 25: SC with its financial and legal advisors met with CEI and its advisors to discuss the initial bid, valuation methodologies and rationale of the proposal Sept 1 - 28: SC works with legal and financial advisors to conduct extensive legal and financial due diligence Sept 28: SC financial advisor presents their views on valuation to CEI’s advisors and then communicates, on behalf of the SC, the desire for CEI to significantly increase its offer Oct 4 - 15: After several rounds of negotiations led by each respective financial advisor, SC and CEI agree to $34.75 per share Oct 16-19: Merger Agreement negotiated Oct 18: SC financial advisor delivers a fairness opinion SC unanimously determine that the Offer, the Merger and the Merger Agreement are advisable, fair and in the best interests of Cox and its shareholders Oct 19: CEI and Cox issues a joint press release announcing the Offer, Merger and the Merger Agreement Nov 3: CEI launches tender offer SC files Schedule 14D-9 Process Overview 9

Preliminary Due Diligence Framework Process Overview Patents – status of program, signed settlements, projected / potential revenues Net Operating Losses (NOLs) Joint Ventures Review of existing relationship Non-compete Areas of cooperation New initiatives by Venus / Neptune Potential synergies Detailed five-year projections Overview of products, clients, pricing, geographies Competition Expense detail 3Q results / 4Q expectations Performance vs. budget Impact on employees, customers, suppliers, etc. Venus Relationship Other Business 10

Special Committee Process Each fairness opinion rendered by Lehman Brothers must withstand the scrutiny of a rigorous internal review process: Due diligence of the Company’s business and financing plans and financial model Detailed financial analysis of proposed terms Presentation by the client team of background information and preliminary findings to a committee of senior M&A, corporate finance and legal professionals (the “Fairness Opinion Committee”) Consultation, on an appropriate basis, by members of the client team and/or the Fairness Opinion Committee with members of our legal department, credit analysis group, capital markets area, industry analysts and tax experts Final review of all information and supporting analyses by the client team and the Fairness Opinion Committee before a fairness opinion is rendered – culmination of the due diligence and evaluation process Return to the Fairness Opinion Committee with an additional presentation in the event of subsequent developments or if an opinion is required to be updated The discipline and integrity of this process strengthens the credibility of Lehman Brothers’ fairness opinions and helps to defend the opinions during any judicial or regulatory review Process Overview Lehman Brothers’ Fairness Opinion Process 11

Illustrative Next Steps Process Overview Next Steps Considerations Timing Implement proper transaction review processes Prepare documentation and filings as necessary Immediately Planning / Organization Use business assumptions developed during due diligence to make valuation determination / recommendation Consider strategic, financial and operating impacts of transaction Formulate potential negotiating tactics / deal structures Weeks 3-4 Prepare initial findings and determine Special Committee’s negotiating strategy Meet with management to understand views and business fundamentals in order to evaluate proposal Develop and test assumptions and evaluate financial and operating expectations for the business Monitor market developments Prepare detailed review of potential alternatives Weeks 1-3 Begin due diligence process Prepare and deliver final recommendation Discuss and potentially negotiate with Venus Communicate recommendation to public shareholders to enable them to make an informed choice, as appropriate TBD Will be guided by Special Committee as to time and approach Implement negotiating strategy and achieve a maximum value for shareholders within constraints of authority Weeks 4-6 The process will be thoughtful and deliberate 12

Overview of Venus

Process Overview

Overview of Acquisition by Financial Sponsors

- After several months of contentious negotiations, a consortium of top private equity firms including AlpInvest Partners, Blackstone Group, Carlyle Group, Hellman & Friedman, KKR and THLee acquired VNU on June 9th for approximately $10.9 billion, including assumed debt
  - Represents 13.4x 2005 normalized EBITDA and includes initial leverage of 8x
  - Upon closing, the private equity consortium indicated a desire to keep VNU's assets together as an integrated company and continue its long-term strategy of improving operational efficiency and investing in innovation and growth
    - On October 2nd, VNU announced it will explore strategic alternatives for Business Media Europe

Key Constituencies

AlpInvest	◆ Large European based buyout fund ◆ Key Contacts: *I. Leigh
KKR	◆ $10 billion buyout fund ◆ Key Contacts: *Lord C. Hollick, *Alex Navab, Simon Brown
Carlyle Group	◆ $7.9 billion buyout fund ◆ Key Contacts: *J.A. Atwood Jr., *D.F. Akerson, Eliot Merrill
Blackstone	◆ $12.5 billion buyout fund ◆ Key Contacts: *J.A. Quella, *Michael Chae, Robert Reid
T.H. Lee Partners	◆ $9 billion buyout fund ◆ Key Contacts: *R.J. Bressler, *S.A. Schoen, George Taylor
Hellman & Friedman	◆ $3.5 billion buyout fund ◆ Key Contacts: *P. Healy
CEO – David Calhoun	◆ Appointed Chairman and CEO on August 23, 2006 ◆ Previously Vice Chairman of General Electric and President and CEO, GE Infrastructure

Source: Company website and press releases.
** Denotes Board Member.*

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13

Valuation Considerations

Valuation Considerations Public and private market valuations of Neptune, including the following analyses: Discounted Cash Flow Premiums Paid Liquidity and Balance Sheet Comparable Companies Comparable Transactions Synergies Valuation of Neptune NOL, Patents and JVs Historical trading pattern of Neptune common stock Venus’ ability to pay Research analysts’ target prices Overall structure of the transaction, including timing, terms and form of consideration Public (minority) shareholder issues Shareholder liquidity and float Strategic rationale and other expected benefits of the transaction Alternatives for Neptune and Venus Neptune’s growth prospects and industry dynamics Other specific issues required to be addressed by the Company View of third party acquirors or investors Research coverage Lehman Brothers’ preparation of a valuation analysis for the Special Committee of Neptune would likely focus on the following areas, among others Financial Analysis Qualitative Issues Valuation Considerations 14

Neptune Historical Stock Price Trends 5-Year Trading History of Neptune Class A Common Stock Stock Price / Volume Distribution – Last 6 Months (1) Stock Price / Volume Distribution – Last 1 Year (1) (000’s) 5-Year Average 30-Day Average: $14.59 60-Day Average: $14.51 90-Day Average: $13.87 180-Day Average: $13.73 1-Year Average: $13.55 5-Year Average: $12.20 52-Week High: $15.50 52-Week Low: $11.26 5-Year High: $20.86 1-Year Average Valuation Considerations < $12 $12 - $14 $14 - $16 1. Prior to announcement of Venus offer. 2. Float is based on basic shares outstanding less Venus’ holdings. There are ~35.7 mm shares outstanding and Venus holds ~21.6 mm. < $12 $12 - $14 $14 - $16 15 6% 68% 25% 0% 20% 40% 60% 80% 100% 2% 56% 43% 0% 20% 40% 60% 80% 100% 5/7/02: Announced acq of eRatings.com 12/22/03: Announced the acquisition of Redsheriff 10/14/04: Reported improvements to AdRelevance and NetView Services 3/10/05: Announced Fourth Quarter and Year-End 2004 Financial Results 6/14/06: Announced Expansion of Measurement Capabilities for Digital Audio and Video Content 8/2/06: Announced Positive Second Quarter 2006 Financial Results 10/5/2001 4/26/2002 11/15/2002 6/6/2003 12/26/2003 7/16/2004 2/4/2005 8/26/2005 3/17/2006 10/9/2006 $0 $5 $10 $15 $20 $25 0 500 1,000 1,500 2,000 2,500 3,000 3,500 Price Volume Total Trading Volume 11 mm % of Float (2) 79% Total Trading Volume 24 mm % of Float (2) 173%

Research Analysts' Views on Neptune

Valuation Considerations

Research Commentary

Firm/Analyst	Date	Rating	Comments
Natexis Bleichroeder *Alan S. Gould*	8/2/2006	NA	◆ "Neptune reported EPS of $0.03 better than our ($0.02) estimate on **stronger revenue than anticipated.** Revenue grew 17% on an increase in clients to 1,734. U.S. and Asia / Pacific sales were strong, while Europe continues to be challenging, with revenues down slightly." ◆ "The Company's revenues were bolstered by a one time payment of $750k from Unica… The Company also expects to book another $2 million of revenue in the third quarter, as the settlement with Omniture included an additional payment upon a successful IPO."
Stifel Nicolaus *Kit Spring*	8/2/2006	Buy	◆ "The Company continues to exhibit **extremely strong operating leverage and had zero growth in operating expenses** year over year. EBITDA of $2.2 million beat out estimate of $1.0 million." ◆ "Neptune was aided by both recurring and non-recurring patent settlements. Other key metrics were solid." ◆ "Management confirmed that **Neptune has $5-6MM of third-party public-company expenses that could be eliminated upon going private**. We believe the private equity buyers of Venus may be more focused on cash returns than existing management and will likely consider buying the remaining stake."
Stephens, Inc. *Kyle Evans*	5/4/2006	Equal - Weight	◆ "Neptune **exceeded our expectations for 1Q 06**, demonstrated solid leverage and raised guidance for the year." ◆ **"A rising gross margin has been the primary driver of leverage, and we expect continued improvement as Neptune's market research products gain traction."**
Think Equity *John Tinker*	3/10/2006	Buy	◆ "With the completion of the $25M buyback program, Venus now owns 62% of Neptune, up from 59%. Venus has agreed to sell itself to a private equity group, but some shareholders appear to be unhappy. **Additional changes may follow as Nova (TV rating) and Neptune (Internet rating) are a strategic fit.**" ◆ "In our valuation, we assumed that **if Venus consolidates Neptune, it should have a minimum annual savings of $3M** (less than management's estimate of the cost of being public of about $5M, which does not include the benefits of combining the sales force and cross-product selling)."

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Neptune Shareholder Composition

Valuation Considerations

Neptune's largest shareholders continue to include several large hedge funds

- Lehman Brothers will continue to monitor Neptune's shareholder base with the upcoming release of 3Q holdings

Shareholder Composition and Activity

2Q06 Rank	Institution	6/30/06 Shares (mm)	% of Float[1]	Cumulative % of Float[1]	Change in 2Q06	Change in 1Q06	Change in 4Q05	Change in 3Q05	6/30/05 Shares (mm)	2Q05 Rank
1	TCS Capital Management LLC	3.5	25%	25%	0.1	-	-	-	3.4	1
2	Dimensional Fund Advisors, Inc.	1.6	11%	36%	(0.1)	0.1	(0.1)	(0.1)	1.6	3
3	S.A.C. Capital Advisors LLC	1.5	11%	47%	(0.0)	0.2	(0.3)	0.2	1.5	4
4	Transcosmos, Inc. [2]	1.2	9%	55%	-	-	-	(0.6)	1.8	2
5	Amber Capital LP	0.7	5%	60%	(0.4)	-	1.0	-	-	-
6	Pirate Capital LLC	0.6	4%	64%	0.6	-	-	-	-	-
7	Barclays Global Investors NA (CA)	0.5	3%	67%	(0.0)	0.0	0.0	(0.0)	0.5	8
8	Neuberger Berman LLC	0.4	3%	70%	0.3	(0.0)	(0.0)	(0.2)	0.4	9
9	Vanguard Group, Inc.	0.4	3%	73%	0.0	0.0	0.1	0.0	0.2	11
10	Loomis, Sayles & Co. LP	0.3	2%	76%	0.1	0.2	-	-	-	-
11	The Galleon Group	0.3	2%	78%	0.0	(0.3)	(0.0)	(0.1)	0.7	5
12	State Street Global Advisors	0.2	1%	79%	0.0	0.0	0.0	0.0	0.1	14
13	Harris Associates LP	0.2	1%	81%	0.1	0.1	-	-	-	-
14	CalPERS	0.1	1%	82%	0.0	(0.0)	-	(0.0)	0.2	13
15	TIAA-CREF Asset Management LLC	0.1	1%	82%	0.0	(0.0)	(0.0)	0.0	0.1	18
-	Fidelity Management & Research Co.	-	0%		-	-	(0.4)	(0.1)	0.5	6
-	Eagle Asset Management, Inc.	-	0%		-	(0.5)	(0.1)	0.1	0.5	7
19	Doheny Asset Management LLC	0.1	1%		(0.0)	(0.4)	0.0	0.3	0.3	10
-	RiverSource Investments LLC	-	0%		-	-	(0.0)	(0.2)	0.2	12
18	Kinetics Asset Management, Inc.	0.1	1%		(0.0)	-	(0.0)	-	0.1	15
	Top 15 Shareholders	**11.6**	**82%**						**12.0**	

Note: Excludes Venus.
Source: FactSet.
1. *Float is based on basic shares outstanding less Venus' holdings. There are ~35.7mm shares outstanding and Venus holds ~21.6mm*
2. *Transcosmos is no longer reporting activity and may still hold 1.2 million shares (~9% of float).*

LEHMAN BROTHERS

17

Illustrative Purchase Price Ratio Analysis Valuation Considerations Illustrative Purchase Price Ratio Analysis Note: Assumes ~35.7 mm basic shares outstanding and ~2.6 mm options at a weighted average exercise price of $10.69 as per company guidance. Multiples not adjusted for NOLs. 18 ($ in millions, except share price) Venus Offer Offer Price $16.00 $17.00 $18.00 $19.00 $20.00 $21.00 % Premium vs. (Incl. / Excl. Cash) Metric 1-day Prior to Announcement $14.57 / $9.69 10% / 15% 17% / 25% 24% / 36% 30% / 46% 37% / 56% 44% / 67% 30-Day Average $14.59 / $9.71 10% / 15% 17% / 25% 23% / 35% 30% / 46% 37% / 56% 44% / 67% 180-Day Average $13.73 / $8.86 17% / 26% 24% / 37% 31% / 48% 38% / 60% 46% / 71% 53% / 83% 52-Week High $15.50 / $10.62 3% / 5% 10% / 14% 16% / 24% 23% / 33% 29% / 43% 35% / 52% 52-Week Low $11.26 / $6.38 42% / 74% 51% / 90% 60% / 106% 69% / 122% 78% / 138% 87% / 153% Equity Value $585 $623 $661 $699 $738 $776 Cash (178) (178) (178) (178) (178) (178) Minority Interest 2 2 2 2 2 2 Enterprise Value $408 $447 $485 $523 $561 $600 Neptune Illustrative Case 1 Metric EV / Revenue 2006E $80 5.1x 5.6x 6.0x 6.5x 7.0x 7.5x 2007E 92 4.4x 4.8x 5.3x 5.7x 6.1x 6.5x EV / EBITDA 2006E $8 54x 60x 65x 70x 75x 80x 2007E 12 34x 37x 40x 44x 47x 50x Neptune Illustrative Case 2 Metric EV / Revenue 2006E $80 5.1x 5.6x 6.0x 6.5x 7.0x 7.5x 2007E 96 4.2x 4.6x 5.0x 5.4x 5.8x 6.2x EV / EBITDA 2006E $8 54x 60x 65x 70x 75x 80x 2007E 14 28x 31x 34x 36x 39x 42x

Venus Illustrative Ability to Pay Venus ability to pay will initially be influenced by its capital structure Valuation Considerations Illustrative Ability to Pay Note: Multiples not adjusted for NOLs. Assumes ~35.7 mm basic shares outstanding and ~2.6 mm options at a weighted average exercise price of $10.69 of which Venus currently holds ~21.6 mm. 19 ($ in millions) Illustrative Price $16.00 $17.00 $18.00 $19.00 $20.00 $21.00 Total Consideration to Neptune Minority Shareholders $239 $256 $273 $289 $306 $323 Less: Assumed Neptune Cash ($178) ($178) ($178) ($178) ($178) ($178) Net Consideration $61 $78 $95 $111 $128 $145 Approximate Venus Leverage Multiple 8.0x 8.0x 8.0x 8.0x 8.0x 8.0x Neptune LTM EBITDA (2006E) $8 $8 $8 $8 $8 $8 Target New Debt $60 $60 $60 $60 $60 $60 Excess Leverage Above Target $1 $18 $35 $51 $68 $85 Required Synergies at 8x Leverage $0 $2 $4 $6 $8 $11 Illustrative Case 1 Neptune 2007E EBITDA Margin (including synergies) 13% 15% 18% 20% 22% 24% Implied Acquisition Multiple (2007E Revenue) 4.4x 4.8x 5.3x 5.7x 6.1x 6.5x Implied Acquisition Multiple (2007E EBITDA post-synergies) 34x 31x 30x 28x 27x 27x Illustrative Case 2 Neptune 2007E EBITDA Margin (including synergies) 15% 17% 19% 22% 24% 26% Implied Acquisition Multiple (2007E Revenue) 4.2x 4.6x 5.0x 5.4x 5.8x 6.2x Implied Acquisition Multiple (2007E EBITDA post-synergies) 28x 27x 26x 25x 24x 24x

Minority Squeeze-Out Premiums Paid Premiums Paid Source: SDC and company filings. Note: Includes all completed and pending domestic transactions since 2001 involving all-cash consideration where acquirer owned greater than 50% of target before transaction. Acquired equity value > $100 mm. 1. Transaction value represents equity value of the public shareholders' stake that the acquiror proposed to acquire. Does not include assumed liabilities. 2. Proportional to the % of the company sought. 3. Premiums excluding value of cash not included in mean / median. Valuation Considerations 20 ($ in millions) Premium Over Target’s Average Price Transaction Date Transaction Net Debt/ % Initial Final Final/ Announced Effective Target Name Acquiror Name Value (1) (Cash) (2) Sought 1-Day Prem. Bump 1 Day 30 Days 90 Days 180 Days 02/06/2006 05/17/2006 Lafarge North America Lafarge SA $3,018 $45 47% 17% 14% 33% 44% 45% 39% 09/01/2005 11/09/2005 7-Eleven 7-Eleven Japan Co 1,301 278 23% 15% 15% 32% 21% 25% 39% 07/01/2005 10/28/2005 Tipperary Corp Santos Ltd 140 54 46% 19% 0% 19% 32% 63% 61% 03/07/2005 12/16/2005 Insight Communications S. Knafel, M. Willner, Carlyle 608 2,316 86% 11% 10% 21% 18% 27% 30% 02/21/2005 07/26/2005 Eon Labs Novartis 933 (64) 32% 10% 0% 10% 18% 22% 11% Excluding Value of Cash 10% 0% 10% 20% 24% 12% 01/27/2005 04/21/2005 Genencor International Inc Danisco A/S 184 10 16% 24% 0% 24% 20% 20% 23% 08/02/2004 12/08/2004 Cox Communications Cox Enterprises 8,390 2,504 38% 16% 9% 26% 23% 15% 9% 11/07/2003 05/27/2004 BarnesandNoble.com Barnes & Noble Inc 122 (10) 25% 11% 22% 36% 28% 30% 56% Excluding Value of Cash 12% 24% 39% 30% 33% 61% 06/02/2003 08/22/2003 Ribapharm, Inc ICN Pharmaceuticals, Inc 187 74 20% 10% 12% 23% 39% 30% 26% 07/26/2002 02/28/2003 International Specialty Prods Samuel J Heyman 138 93 20% 1% 3% 4% 23% 17% 18% 06/17/2002 08/05/2002 Fortress Group Inc Lennar Corp 112 27 27% 17% 0% 17% 21% 21% 45% 02/19/2002 04/11/2002 Travelocity.com Sabre Holdings Group 447 (32) 30% 20% 22% 46% 23% 32% 19% Excluding Value of Cash 21% 23% 49% 24% 34% 20% 10/10/2001 11/27/2001 TD Waterhouse Group Tornoto-Dominion Bank 403 (40) 11% 45% 6% 53% 36% 4% (11%) 10/01/2001 02/13/2002 NCH Corp Investor Group 122 (33) 46% 21% 11% 34% 23% 14% 10% Excluding Value of Cash 29% 14% 47% 31% 18% 13% 09/21/2001 11/07/2001 Prodigy Communications SBC Communications 467 70 58% 55% 21% 88% 23% 36% 65% 05/23/2001 09/28/2001 Unigraphics Solutions Inc EDS Corp 208 24 14% 27% 20% 53% 77% 67% 71% 03/26/2001 08/21/2001 CSFB Direct CSFB 110 NA 18% 60% 50% 140% 84% 55% 13% 02/15/2001 09/28/2001 Westfield America Inc Westfield America Trust 1,051 584 23% 12% 0% 12% 12% 18% 15% Mean (3) 22% 12% 37% 32% 30% 30% Median (3) 17% 10% 29% 23% 26% 24% Venus Offer $239 (73) 41% 10% 0% 10% 10% 15% 17% Excluding Value of Cash 15% 0% 15% 15% 24% 26%

Preliminary Trading Comparables

Valuation Considerations

As of October 6, 2006

Valuation of Selected New Media Companies

($ in millions, except per share data)

Category / Company	Stock Price 10/6/2006	Equity Value	Firm Value	FV / Revenue 2006E	FV / Revenue 2007E	FV / Revenue 2008E	FV / Gr. Adj. 2006E Revenue	FV / EBITDA 2006E	FV / EBITDA 2007E	FV / EBITDA 2008E	FV / Gr. Adj. 2006E EBITDA
On Demand Software											
Blackboard	$26.54	$739	$814	4.5x	3.5x	3.0x	0.1x	19.5x	10.1x	NA	0.2x
Concur Technologies	15.34	556	616	5.9x	4.7x	3.8x	0.2x	28.5x	20.4x	16.3x	0.7x
Omniture	7.56	401	346	4.4x	2.8x	1.9x	0.1x	NM	NM	19.2x	NA
RightNow	15.98	516	488	4.3x	3.3x	2.4x	0.1x	NM	NM	17.6x	NA
Salesforce.com	40.36	4,532	4,605	9.6x	6.8x	5.2x	0.2x	NM	NM	38.7x	NA
Ultimate Software Group	22.86	553	615	5.5x	4.6x	NA	0.3x	NM	25.4x	NA	NA
Unica	10.75	210	191	2.3x	1.8x	NA	0.1x	19.5x	11.9x	NA	0.3x
Webside Story	13.90	276	292	4.3x	3.3x	NA	0.1x	NA	NA	NA	NA
			Mean	5.1x	3.8x	3.3x	0.2x	22.5x	17.0x	23.0x	0.4x
			Median	4.5x	3.4x	3.0x	0.1x	19.5x	16.1x	18.4x	0.3x
Digital Marketing											
24/7 Real Media	$8.25	$418	$389	2.0x	1.5x	1.2x	0.1x	19.8x	13.5x	11.0x	0.6x
aQuantive	25.32	2,107	1,799	4.2x	3.3x	2.6x	0.2x	15.8x	12.2x	9.5x	0.5x
Digitas	10.36	1,038	852	2.2x	2.0x	1.8x	0.2x	14.1x	11.3x	9.4x	0.6x
Value Click	18.21	1,791	1,603	3.0x	2.5x	2.1x	0.2x	11.6x	9.6x	8.0x	0.6x
			Mean	2.8x	2.3x	1.9x	0.1x	15.3x	11.7x	9.5x	0.6x
			Median	2.6x	2.2x	2.0x	0.2x	15.0x	11.8x	9.5x	0.6x
Sub-Total											
			Mean	4.4x	3.3x	2.7x	0.2x	18.4x	14.3x	16.2x	0.5x
			Median	4.3x	3.3x	2.4x	0.1x	19.5x	12.1x	13.6x	0.6x

Note: Neptune multiples not adjusted for NOL. Multiples >40 or <0 are labeled NM.

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Preliminary Trading Comparables (cont'd)

Valuation Considerations

As of October 6, 2006

Valuation of Selected New Media Companies

($ in millions, except per share data)

Category / Company	Stock Price 10/6/2006	Equity Value	Firm Value	FV / Revenue 2006E	FV / Revenue 2007E	FV / Revenue 2008E	FV / Gr. Adj. 2006E Revenue	FV / EBITDA 2006E	FV / EBITDA 2007E	FV / EBITDA 2008E	FV / Gr. Adj. 2006E EBITDA
Market Research (Online)											
Data Monitor	$7.48	$570	$545	4.7x	4.3x	4.1x	0.7x	18.6x	16.0x	14.1x	1.2x
Greenfield Online	10.21	265	240	2.5x	2.2x	2.2x	0.4x	11.3x	10.0x	8.6x	0.8x
Harris Interactive	6.13	365	309	1.4x	1.3x	1.2x	0.2x	11.3x	10.5x	9.5x	1.2x
			Mean	2.8x	2.6x	2.5x	0.4x	13.7x	12.2x	10.7x	1.1x
			Median	2.5x	2.2x	2.2x	0.4x	11.3x	10.5x	9.5x	1.2x
Online Leaders / Large Cap Internet											
Amazon.com	$32.59	$14,098	$14,003	1.3x	1.1x	1.0x	0.1x	20.6x	16.0x	13.7x	0.9x
eBay	29.39	42,400	38,887	6.6x	5.1x	4.4x	0.3x	17.4x	13.3x	11.6x	0.8x
Google	420.50	131,129	120,308	17.1x	11.6x	8.5x	0.4x	26.9x	18.4x	13.5x	0.7x
Yahoo!	25.47	37,107	26,608	5.7x	4.6x	3.8x	0.3x	13.6x	10.9x	8.9x	0.6x
			Mean	7.7x	5.6x	4.4x	0.3x	19.6x	14.6x	11.9x	0.7x
			Median	6.1x	4.8x	4.1x	0.3x	19.0x	14.6x	12.6x	0.7x
Market Research (Offline)											
Arbitron	$37.88	$1,116	$1,095	3.3x	3.1x	2.8x	0.4x	11.8x	12.6x	12.5x	NM
GFK	43.05	1,528	2,224	1.5x	1.5x	1.4x	0.3x	10.4x	9.3x	8.8x	1.1x
Ipsos	36.57	1,232	1,473	1.3x	1.2x	1.1x	0.2x	12.4x	10.5x	9.5x	0.7x [1]
Thomson	39.70	25,527	29,664	3.3x	3.1x	2.9x	0.5x	11.8x	11.0x	10.0x	1.4x
TNS	3.87	1,741	2,292	1.2x	1.2x	1.1x	0.3x	10.3x	9.3x	8.5x	1.0x
VNU (takeout)	36.96 [2]	9,590	10,909	2.4x	2.3x	2.2x	0.5x	12.7x	11.1x	9.5x	0.8x
	$1.25288										
			Mean	2.2x	2.1x	1.9x	0.4x	11.6x	10.6x	9.8x	1.0x
			Median	2.0x	1.9x	1.8x	0.4x	11.8x	10.8x	9.5x	1.0x
Sub-Total											
			Mean	4.0x	3.3x	2.8x	0.3x	14.5x	12.2x	10.7x	0.9x
			Median	2.5x	2.3x	2.2x	0.3x	12.4x	11.0x	9.5x	0.9x
Overall											
			Mean	4.2x	3.3x	2.8x	0.3x	15.9x	13.0x	12.8x	0.8x
			Median	3.3x	3.1x	2.3x	0.2x	13.9x	11.3x	10.0x	0.7x

Note: Neptune multiples not adjusted for NOL. Multiples >40 or <0 are labeled NM.

1. *Based off of '06-'07 CAGR.*
2. *Based on takeout price of €29.50 at $/€ exchange rate of 1.25.*

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Illustrative Transaction Timeline — 7-Eleven Take-Private September 2005 November 2005 October 2005 Sept 1: 7-Eleven Japan (“Parent”) issues a press release announcing its intention to tender for the shares it does not already own of 7-Eleven (“7-11”) on Sept 6th 7-11 forms a Special Committee (“SC”) of Independent Directors Sept 6: Parent launches an unsolicited tender offer (“Offer”) at $32.50 per share Sept 6 - 16: SC interviews and hires financial and legal advisors Advisors conduct due diligence Five shareholder lawsuits filed concerning the Offer Sept 22: Based on diligence and analysis, SC recommends to shareholders not to tender shares as the Offer is “not in best interest of shareholders” SC advisors continue negotiations with Parent Sept 25 – Oct 18: Advisors of the SC and Parent continue to discuss and evaluate possible offer prices Price per share discussion ranges from $32.50 to $39.00 Oct 19: Parent increases offer to $37.50 per share SC financial advisor presents a fairness opinion SC concludes the revised offer price is fair to shareholders and unanimously resolve to recommend the Offer Oct 25: Parent amends original tender offer with an increased offer price of $37.50 SC files amended final schedule 14D-9 Nov 9: Tender is completed and transaction is closed Sept 19: SC files initial 14D-9 stating its inability to make a recommendation to shareholders, but will do so after a full and deliberate review and evaluation with advisors 23